                                     WELLS FARGO

                            SHAREHOLDER SERVICE AGREEMENT


    This SHAREHOLDER SERVICE AGREEMENT ("Agreement") is made as of July 1, 1996, by and among WELLS FARGO BANK, N.A., a national banking association ("WELLS"), and Westcore Trust, a Massachusetts business trust which is an investment company registered under the Investment Company Act of 1940 (the "Act") (the "Company"), and ALPS Mutual Funds Services, Inc., a Colorado corporation and the distributor of the Funds ("Distributor") and Denver Investment Advisors LLC, a Colorado Limited liability company (the "Administrator").

                                       RECITALS

    WHEREAS, the parties hereto desire that WELLS provide certain shareholder and administrative services to Company relating to the Company's investment portfolios identified in Exhibit A hereto (the "Funds");

    WHEREAS, WELLS is a subsidiary of Wells Fargo & Co., a bank holding company, which owns certain other banks (the "Affiliates");

    WHEREAS, WELLS and Affiliates act as trustee or custodian of various employee benefit plans (the "Plans") and WELLS acts as subcustodian and recordkeeper of the Plans for which the Affiliates act as trustee or custodian;

    WHEREAS, a named fiduciary of the Plans has made an independent determination of the Funds to be offered as investment options under the Plans;

    WHEREAS, various participants of the Plans may instruct WELLS, either directly or through an Affiliate, to invest a portion of their accounts in shares of the Funds; each participant shall have an undivided beneficial interest in the shares of the Funds to be maintained by WELLS; and,

    WHEREAS, certain policies, procedures and information are necessary to enable WELLS to have the Plans purchase and sell shares in the Funds.

    NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

                                      AGREEMENT

         1. THE SERVICES. WELLS shall provide shareholder and administration services for the Plans as shareholders of the

Company. Such services may include, without limitation: answering inquiries regarding the Company on matters such as share prices, account balances and dividend amounts and dates, establishment and maintenance of shareholder accounts and records; assistance in processing purchase and redemption transactions; providing periodic statements showing a shareholder's account balance and integration of such statements with those of other transactions and balances in the shareholder's other accounts serviced by WELLS, if any; and such other information and services as Company may reasonably request, to the extent WELLS is permitted by applicable statute, rule or regulation to provide such information or services (collectively, the "Services").

         2. THE ACCOUNT. WELLS will maintain on behalf of the Plans one account per Fund (the "Account"), which Account will be opened upon completion of the application forms then applicable to the desired Fund. In connection with such Account, WELLS represents and warrants that it has the authority to act on behalf of the Plans, it has examined any trust instruments, corporate authorizations or other authorizing documentation and the person or persons who signed WELLS' or Affiliates' contracts with the Plans were themselves properly authorized by the Plans and the entities which they represent. The Funds shall designate the Accounts with an account number. Account numbers will be the means of identification when the parties are transacting in the Accounts. The assets in the Accounts are assets of the Plans, are segregated from WELLS' own assets and are carried free of any lien or payment. The Company agrees to cause all of the Accounts to be kept open on each Fund's books regardless of a lack of activity or small position size except to the extent WELLS takes specific action to close an Account or to the extent the Fund's prospectus reserves the right to close accounts which are inactive or of a small position size. In the latter two cases, the Company will give prior notice to WELLS before closing an Account.

         3. PRICING INFORMATION. Distributor will provide to WELLS on each day a Fund is open for trading (a "Business Day"), that day's closing net asset value, dividends, income accrual factors, and capital gains information for such Funds no later than 6:30 p.m. Eastern Time.

         4.   PRICE ERRORS.

              (a) In the event adjustments are required to correct any error in the computation of the net asset value of Fund shares, Distributor shall notify WELLS as soon as practicable after discovering the need for those adjustments. Notification may be made orally or via direct or indirect systems access. Such notification must state for each day for which an error occurred the incorrect price, the correct price, and, to the extent communicated to the Fund's shareholders, the reason for the price change. Distributor agrees that WELLS may send this written notification or derivation thereof (so long as such derivation is approved in advance by Distributor) to Plan participants whose accounts are affected by the price change.

              (b) If an Account received amounts in excess of the amounts to which it otherwise would have been entitled prior to an adjustment for an error, WELLS, when requested by Distributor, will make a good faith attempt to collect such excess amounts from the Plan. In no event, however, shall WELLS be liable to Distributor for any such amounts.

              (c) If an adjustment is to be made in accordance with subsection 4(a) above to correct an error which has caused an Account to receive an amount less than that to which it is entitled, Distributor shall make all necessary adjustments (within the parameters specified in subsection 4(a)) to the number of shares owned in the Account and distribute to WELLS the amount of such underpayment for credit to the Plans.

         5. PURCHASE AND REDEMPTION ORDERS. On each Business Day, WELLS shall aggregate and calculate the net purchase and redemption orders for each Account that it received prior to 1:00 p.m., Pacific Time (i.e., the close of trading), and communicate to Distributor, by facsimile or, in WELLS' discretion, by telephone, the net aggregate purchase or redemption order (if any) for each Account for such Business Day. (Such Business Day is sometimes referred to herein as the "Trade Date.") WELLS will communicate such orders to Distributor prior to 8:00 a.m., Pacific Time, on the next' Business Day following the Trade Date. All trades communicated to Distributor by the foregoing deadline shall be treated by Distributor as if they were received by Distributor prior to 1:00 p.m., Pacific Time, on the Trade Date.

         6.   SETTLEMENT OF TRANSACTIONS.

              (a) Purchases. WELLS will transmit the purchase price of each purchase order to Distributor in accordance with written instructions provided by Distributor to WELLS for the applicable Fund by wire transfer prior to 10:00 a.m., Pacific Time, on the next Business Day following the Trade Date. WELLS agrees that if it fails to (i) wire the purchase price to Distributor before such 10:00 a.m. deadline or (ii) provide Distributor with a Federal Funds wire system reference number evidencing the wire transfer of the purchase price to Distributor prior to such 10:00 a.m. deadline, it will indemnify and hold harmless Distributor and the Fund for which such purchase order was placed from any liabilities, costs and damages either may suffer as a result of such failure.

              (b) Redemptions. Company will use its best efforts to transmit to WELLS the proceeds of all redemption orders placed by WELLS by 10:00 a.m., Pacific Time, on the Business Day immediately following the Trade Date by wire transfer on that Business Day. Should Company need to extend the settlement on a trade, it will contact WELLS to discuss the extension. For purposes of determining the length of settlement, Company agrees to treat the Accounts the same as it treats other direct shareholders of the Funds. Each wire transfer of redemption proceeds shall indicate, on the Fed Funds wire system, the amount thereof attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Federal Funds wire system, Company shall, on the day the wire is sent, fax such entries to WELLS or if possible, send via direct or indirect systems access.

         Redemption wires should be sent to:

              ABA #122000218
              Credit to #250090909
              Further Credit to Account Number
              (See Exhibit C Attached)

         Fax supplements should be sent to:

              WELLS FARGO BANK, N.A.
              (818) 880-7224
              Attention: Mutual Funds

         7. AGENCY. Distributor hereby appoints WELLS as its agent for the limited purpose of accepting orders from the Plans and their participants for the purchase and redemption of shares of the Funds by WELLS on behalf of each Plan.

         8. PARTICIPANT RECORDKEEPING. Recordkeeping and other administrative services to Plan participants shall be the responsibility of WELLS and shall not be the responsibility of the Company or Distributor or Administrator. The Company will recognize WELLS as a single shareholder and as an unallocated account in the Funds and will not maintain separate accounts for Plans or Plan participants. Upon the request of the Company or Distributor or Administrator, WELLS shall provide copies of all records relating to the Funds as may reasonably be requested to enable the Funds or their representatives to comply with any request of a governmental body or self-regulatory organization.

         9.   ACCOUNT ACTIVITY AND DISTRIBUTION INFORMATION.

              (a) Distributor and/or Company will provide WELLS (i) confirmations of Account activity within five Business Days after each day on which a purchase or redemption of Shares is effected for an Account, (ii) statements detailing activity in each Account no less frequently than monthly, and (iii) such other information as may be reasonably requested by WELLS.

              (b) As to each Fund, Distributor shall provide WELLS with all distribution announcement information as soon as it is announced by such Fund. The distribution information shall set forth ex-dates, record date, payable date, distribution rate per share, record date share balances, cash and reinvested payment amounts and all other information reasonably requested by WELLS, Where possible, Distributor shall provide WELLS with direct or indirect systems access to Distributor's systems for obtaining such distribution information. If direct or indirect systems access is not possible, Distributor shall fax distribution information to:

              WELLS FARGO BANK, N.A.
              (818) 880-7224
              Attention: Mutual Funds

              (c) All dividends and capital gains distributions will be automatically reinvested on payable date at net asset value in accordance with each Fund's then current prospectus.

         10. PROXIES. WELLS will distribute all proxy material furnished by the Funds to each Plan and will vote the Plan's shares as directed by the Plan participants or the Plan administrator. WELLS shall not in any way recommend action in connection with or oppose or interfere with the solicitation of such proxies.

         11. FUND EXPENSES. WELLS shall not bear any of the expenses for the cost of registration of the Funds' shares, preparation of the Funds' prospectuses, proxy, materials and reports, and the preparation of other related statements and notices required by law.

         12. PLAN PARTICIPANT COMMUNICATIONS. Distributor shall provide to WELLS or its authorized representative, at no expense to WELLS, the following shareholder communications materials prepared for circulation to shareholders of record of a Fund in quantities requested by WELLS which are sufficient to allow mailing thereof by WELLS, to the extent required by applicable law, to all Plan participants which indirectly hold shares in a Fund through the Plan: proxy or information statements, annual reports, semiannual reports, and all updated prospectuses, supplements and amendments thereof.

         13. WELLS COMPENSATION AND EXPENSES. In consideration of its providing the Services, WELLS shall be entitled to receive from the Administrator the fees as set forth in Exhibit B attached hereto. The Company is not liable to WELLS for the fee hereunder. In addition, Administrator shall reimburse WELLS for all reasonable out-of-pocket expenses incurred in connection with providing such Services. These expenses shall include, but shall not be limited to, actual postage expense of mailing updated prospectuses, financial reports and proxies to shareholders. The payment of such fees and expenses has or will be authorized to the extent necessary by the Board of Directors of the Company.
The Company will not bear directly or indirectly the cost of any activity primarily intended to result in the distribution of Fund shares.

         14.  COMPLIANCE WITH LAWS.

              (a) Company, Administrator and Distributor acknowledge and agree that WELLS is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by Company or Distributor of or relating to any Fund, (ii) the registration or qualification of any shares of any Fund under any federal or applicable state laws and (iii) the compliance by Company, Distributor, any Fund and an "affiliated person" (as that term is defined in the Act) of any of them (each, an "Affiliate"), with all applicable federal or state law, rule or regulation (including the Act, the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder) and the rules and regulations of any self-regulatory organization with jurisdiction over Company, Distributor, a Fund or an Affiliate (the foregoing laws, rules and regulations are collectively referred to herein as "Applicable Law").

              (b) WELLS shall comply with any Applicable Law relating to the services WELLS provides pursuant to this Agreement including record keeping and preservation of records requirements of the Investment Company Act of 1940 and the rules thereunder and other applicable statutes.

              (c) Each party hereto is entitled to rely on any written records or instructions provided to it by the other party.

         15.  INDEMNIFICATION.

              (a) WELLS shall indemnify, defend and hold harmless Company, Administrator, Distributor and each Fund and each of their directors, officers, employees and agents and each person who controls them within the meaning of the Securities Act of 1933, as amended ("Company Indemnitees"), from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorney's fees) they incur ("Losses") insofar as such Losses arise out of or are based upon (i) WELLS' negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) WELLS' violation of Applicable Law in connection with the performance of its duties and obligations under this Agreement, (iii) any breach by WELLS of any material provision of this Agreement (including the failure to wire funds or provide the Federal Funds reference number thereof by the deadline established in Section 6(a) hereof), and (iv) any breach by WELLS of a representation, warranty or -- covenant made by it in this Agreement. WELLS shall also promptly reimburse the Company Indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which WELLS may otherwise have.

              (b) Company shall indemnify, defend and hold harmless WELLS and its parent, Affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the Securities Act of 1933, as amended (the "Bank Indemnitees"), from and against any and all Losses insofar as such Losses arise out of or are based upon (i) Company's negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Company's violation of Applicable Law in connection with Distributor's advertising, offering and selling of shares of a Fund or the performance of its duties and obligations under this Agreement, (iii) any breach by Company of any material provision of this Agreement, and (iv) any breach by Company of a representation, warranty or covenant made in this Agreement. Company shall also promptly reimburse the Bank Indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which Company may otherwise have.

              (c) Distributor shall indemnify, defend and hold harmless the Bank Indemnitees from and against any and all Losses insofar as such Losses arise out of or are based upon (i) Distributor's negligence or willful misconduct in the performance of its duties and obligations under this agreement, (ii) Distributor's violation of Applicable Law in connection with Distributor's advertising, offering and selling of shares of a Fund or the performance of its duties and obligations under this Agreement, (iii) any breach by Distributor of any material provision of this Agreement, and (iv) any breach by Distributor of a representation, warranty or covenant made in this Agreement. Distributor shall also promptly reimburse the Bank Indemnitees for any legal or other expenses reasonably incurred, by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which Distributor may otherwise have.

              (d) Administrator shall indemnify, defend and hold harmless the Bank Indemnitees from and against any and all Losses insofar as such Losses arise out of or are based upon (i) Administrator's negligence or willful misconduct in the performance of its duties and obligations under this agreement, (ii) Administrator's violation of Applicable Law in connection with Distributor's advertising, offering and selling of shares of a Fund or the performance of its duties and obligations under this Agreement, (iii) any breach by Administrator of any material provision of this Agreement, and (iv) any breach by Administrator of a representation, warranty or covenant made in this Agreement. Administrator shall also promptly reimburse the Bank Indemnitees for any legal or other expenses reasonably incurred, by them in connection with investigating or defending against such Losses. This indemnity agreement is in addition to any other liability which Administrator may otherwise have.

              (e) Promptly after receipt by a party entitled to indemnification under this Section 15 (an "Indemnified Party") of notice of the commencement of an investigation, action, claim or proceeding, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 15, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this paragraph. In case any such action is brought against any Indemnified Party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses-of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

         16.  REPRESENTATIONS AND WARRANTIES.

              (a) Company, Administrator and Distributor. Each of Company, Administrator and Distributor each hereby represent and warrant to WELLS with respect to itself only:

                 (i) It has the power and the authority to enter into and perform all of its duties and obligations under this Agreement;

                (ii) This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

               (iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

                (iv) The execution, performance and delivery of this Agreement by it will not result in it violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations; and

                 (v) The Funds are each registered as investment companies under the Act and Fund shares sold by the Funds are, and will be, registered under the Securities Act of 1933.

              (b) WELLS. WELLS hereby represents and warrants to Company, Administrator and Distributor:

                 (i) It has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

                (ii) This Agreement constitutes its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

               (iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

                (iv) The execution, performance and delivery of this Agreement will not result in WELLS violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations;

                 (v) WELLS is not an investment fiduciary with respect to the selection of the Funds as an investment option under the Plans:

                (vi) WELLS will disclose to representatives of the Plans that it provides services with respect to the Funds and that it receives compensation for providing such services for the Funds.

         17. TIME OF THE ESSENCE. Company and Distributor acknowledge that the time deadlines set forth in this Agreement are essential to the successful execution by WELLS of its obligations to the Plans. Further, Company and Distributor acknowledge that the failure by either or both of them to comply with the deadlines set forth herein may cause damages or expenses to WELLS, its Affiliates or the Plans.

         18. TERMINATION. Any party may terminate this Agreement: (a) by providing 90 days' written notice to the other parties; (b) at any time by giving 30 days' written notice to the other parties in the event of a material breach of this Agreement by the other party or parties that is not cured during such 30 day period; (c) upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission or any other regulatory body; (d) upon assignment of the Agreement in contravention of the terms hereof; (e) in the event shares of a Fund are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of the Plans; prompt notice shall be given by either party to the other in the event the conditions of this provision occur; and (f) upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

         19. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California applicable to agreements fully executed and to be performed therein; exclusive of conflicts of laws.

         20. AMENDMENT AND WAIVER. No modification of any provision of this Agreement will be binding unless in writing and executed by the party to be bound thereby. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

         21. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.

         22. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof, including any such agreement to which First Interstate Bank of California, or any its affiliates, was a party.

         23. NO JOINT VENTURE. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint vesture by and among any of the parties hereto.

         24. NOTICES. All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to WELLS at the address set forth below and to the Company, the Distributor and the Administrator to the addresses set forth on the signature pages:

         Wells Fargo Bank, N.A.
         Trust Operations Center
         26610 West Agoura Road
         Calabasas, California 92302
         Attention: Mutual Funds

         25. EXPENSES. All expenses incident to the performance by each party of its respective duties under this Agreement shall be paid by that party, except as provided in Section 13 and in Exhibit B.

         26. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         27. SURVIVAL. The provisions of Sections 14 and 15 shall survive termination of this Agreement.

         28. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

         29. MANDATORY ARBITRATION. Any controversy or claim among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating to or delivered in connection with them (all of which collectively may be referred to as (the "Subject Documents"), and any claim based on or arising from an alleged tort, shall at the request of any party to this Agreement be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in the Subject Documents, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall resolve all claims and defenses or other matters in dispute in accordance with applicable law, including without limitation thereto, all statutes of limitation. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         30.  MASSACHUSETTS BUSINESS TRUST PROVISIONS

         The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the

Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


COMPANY                      DISTRIBUTOR


By:/s/ Jack H. Henderson     By:/s/ James Hyatt
   ------------------------     ---------------------------
Title: Chairman              Title:General Counsel
      ---------------------        ------------------------
Address:370 17th St.,        Address:370 17th St.,
        -------------------          ----------------------
        Suite 2700                   Suite 2700
        -------------------          ----------------------
        Denver, CO  80202            Denver, CO  80202
        -------------------          ----------------------

WELLS FARGO BANK, N.A.       ADMINISTRATOR


By:/s/ Eric A. Lee           By: /s/ Kenneth V. Penland
   ------------------------      ---------------------------
Title:Asst. Vice President   Title:President
      ---------------------        -------------------------
Address:4365 Executive Dr.   Address:1225 17th St.
       --------------------          -----------------------
       Suite 1700                    26th Floor
       --------------------          -----------------------
       San Diego, CA 92121           Denver, CO  80202
       --------------------          -----------------------

                                      EXHIBIT A



The Distributor will compensate WELLS for the services and facilities provided under the Agreement at the maximum annual rates for the following funds:


                        Westcore Blue Chip
                        Westcore Growth & Income
                        Westcore Intermediate Term Bond
                        Westcore Long Term Bond
                        Westcore Midco Growth
                        Westcore Small-Cap Opportunity

                                      EXHIBIT B



Payments to WELLS under Section 13 of the Agreement will be made according to the following schedule:

Fees are payable monthly at an annual rate of 0.25% for listed equity Funds and 0.20% for listed fixed-income Funds of the net asset value of outstanding shares of such Fund held by Plans receiving services described in the Agreement with WELLS. Such fees are payable within 30 days following the end of each period for which such fees are payable.




Please remit Service Agreement Fees to the following address:

    ChoiceMaster Service Center
    Attn:  Systems Manager
    4365 Executive Drive, Suite 1700
    San Diego, CA  92121-2130

    619-622-6762